FBR Capital Markets Corporation
Investor Conference Call
Fourth Quarter Earnings Release

February 20, 2008

Paul Beattie

FBR Capital Markets – Director of Investor Relations

Eric Billings

FBR Capital Markets – Chairman, Chief Executive Officer

Rick Hendrix

FBR Capital Markets – President and Chief Operating Officer

Bob Kiernan

FBR Capital Markets – Chief Accounting Offficer

Paul Beattie – Director of Investor Relations

Thank you. Good morning. This is Paul Beattie, Director of Investor Relations of FBR Capital Markets. Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets’ annual report on Form S-1 and in quarterly reports on Form 10-Q.

I would now like to turn the call over to Eric Billings, Chairman and Chief Executive Officer of FBR Capital Markets. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer of FBR Capital Markets and Bob Kiernan, Chief Accounting Officer of FBR Capital Markets.

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Eric Billings – Chairman and Chief Executive Officer of FBR Capital Markets

Thank you, Paul, and good morning. As you have seen from the release, FBR Capital Markets lost $27.8 million or $0.43 cents a share on the quarter after a breakeven third quarter and a record first half. Clearly, capital markets conditions in the fourth quarter following the August dislocation in the credit markets were the most challenging any of us have seen.

As we pointed out in the release, the net loss was larger than what we would normally expect with capital markets revenues of about $60 million. This was attributable to $9.3 million of impairment charges on merchant banking and other long-term investments and $10.7 million of non-recurring expense – primarily higher than normal transaction expense due to the very difficult deal climate, and severance costs as we took steps to position ourselves for what we believe will be subdued capital markets activity in 2008. Without these charges, the after-tax loss would have been $15.8 million.

After achieving a record first half, the magnitude of the second half market slowdown was clearly frustrating. But stepping back and looking at 2007 in its totality, there were significant accomplishments:

o	The company earned $5.2 million compared to a loss of nearly $10 million in 2006 despite the difficult environment in the second half.

o	Investment banking revenues – despite the shortfall in the second half – were $324 million, up 51%.

o	Total equity sales and trading revenues were a record $114.8 million, over 7% ahead of last year.
o	The M&A team we acquired early in 2007 has been fully integrated, and we completed 40 M&A transactions on the year generating record M&A advisory fees that were up over 40%.

o	Our backlog continues to be robust and broad, and we feel we are not just in a waiting pattern. We have sought ways to shift much of our backlog toward opportunities that can benefit from extreme conditions in the capital and credit markets – something that is very much in keeping with our traditional way of operating and thinking.

o	We have made notable progress in our international expansion. We have enlarged investment banking and sales and trading teams in London, and we are members of the London Stock Exchange and Euronext. We have also established and staffed an investment banking office in Sydney.

o	In our asset management/private wealth business, assets under management were up approximately 5% on the year, and we have hired some key marketing and distribution talent.

Overall, we exit the year with FBR Capital Markets clearly a stronger and better business than it has ever been – it is broader, deeper, and more dynamic.

Our investment banking and advisory assignments continue to diversify across industry sectors. We have become more balanced with no sector representing more than 25% of our business. As you know, we are focused on eight industries, and in five, we are a major presence – a top five U.S. initial equity underwriter – year in and year out. We are making strides in the other three industry groups and we are optimistic that we will eventually become a top five underwriter in all eight. Importantly, the breadth of the five industries where our presence is strongest constitutes a substantial part of U.S. capital markets activity.

By way of example, our diversified industries group – after a number of years of building a platform – accounted for more than 50% of our banking revenue in the fourth quarter of 2007. A year or so ago, it was our energy practice that led the industry groups, the year before that it was real estate, and before that it was financial institutions. Having this breadth and diversity supports our evolution and growth – and we look for that to continue as we build out each of our remaining three verticals.

We are also receiving tremendous support from the financial sponsor community where we continue to develop new, important relationships. In 2007, sponsor-backed transactions accounted for 40% of total investment banking revenues and were diversified across five of our eight industry verticals. Financial sponsors represent a sector of the market that knows us well – who we are and how quickly, creatively and ably we execute transactions.

We continued our dominance in the 144A market in 2007. And at year end, even in the most difficult of environments, we successfully launched and completed two 144A transactions raising more than $300 million, and we have a 144A transaction on the road right now. The 144A market clearly provides the quickest access to global equity capital in the world, and, contrary to what some may think, we believe in difficult times the 144A execution can have even greater value – not less.

Looking ahead, we believe 2008 is going to be a low growth year with continued dampened capital markets activity across the industry, both here and overseas. We have historically performed well in challenging times, and we believe this will be no exception. And while we feel we are well positioned to weather this upheaval, we have taken appropriate steps early in 2008 to prepare for a capital markets climate that continues to be challenging. We aggressively did a year-end assessment of the company with a goal of eliminating all fixed costs not directly in support of either 2008 revenue production or targeted growth initiatives. We have become lean, nimble and as responsive as possible.

This positioning will serve us well because this is also an environment that will create opportunities for FBR Capital Markets. With our $500 million in equity, almost $400 million of it in cash and no debt, we are ready to not only take advantage of what the market has to offer, but to turn to our advantage what others may fail to see. We are known for our ability to move with speed and creativity to meet client companies’ capital needs in times of difficulty. It has been in times like this – notably in the credit breaks of the late 1980‘s and early 1990‘s and after the technology bubble in 2001 – that we have achieved significant franchise growth.

As we indicated in our last quarterly call, you should be aware that the annual results include a relatively small contribution from the company’s capital available for investment. We are actively looking for ways to achieve enhanced returns on that capital. As this capital is deployed at higher returns and as the cost cutting measures undertaken in 2008 take effect, we estimate that FBR Capital markets breakeven can be lowered by as much as $75 million.

At year end, FBR Capital Markets ranked as the #1 leading underwriter over the last five years of initial equity capital for small- and mid-cap companies. As we move ahead – even in a slow market environment – we are very optimistic about our ability to continue to execute our strategic plan and strengthen our position in the middle market equity capital business. We are continuing to win banking mandates across the industry groups, and we are intent upon maintaining and building upon our leadership in the 144A business.

We will now open the call to questions.

Dan Fannon of Jefferies

Good morning guys and thanks for taking my questions. Just to clarify on the severance charges, just looking at the news when you announced the lay offs in February is that in addition to the charges in severance that were taken in the fourth quarter?

Rick Hendrix

Dan, some of the head count that was announced in February actually was let go in the fourth quarter. So in total it was over 10 percent of total head count. You got severance in the fourth quarter related to that, plus some old legacy items that are in there and we will have additional severance costs in the first quarter but it will be about half of what it was in the fourth.

Dan Fannon

And then in terms of the marks on the portfolio impairment charges, just looking quarter over quarter, it only went down 1.3, but I assume you made an investment. Can you be more specific as to which investments were written down and how much was — the other long-term investment loss versus merchant banking?

Rick Hendrix

Sure.     Most of it is in merchant banking and in fact, the assets that were written down in other long-term investments there is not a huge distinction between frankly long-term investments there and merchant, but it is primarily in two names, the write-downs, Cohen Financial and FSI Realty Trust and the two of them combined for almost $7 million and obviously, those are both companies that are focused on the structured finance industry and given what occurred in the third quarter, it shouldn’t be a big surprise that we ended up writing those down. So that’s the bulk of it. The rest of them are fairly small numbers. It’s marking some things to market that are mark-to-market category and we had one merger occur with one our names, and as a result that becomes — in that case — it was a recognized loss of a million dollars even though we didn’t sell the position. So it was spread out over five, six names, but the bulk of it was in those two.

Dan Fannon

Okay, that’s helpful. And then just in terms of looking forward, can you remind us I think you guys did this when you went through the offering stage about the cost structure in terms of fixed cost and now how we should we be looking at it post the head count reduction.

Rick Hendrix

Sure.     There are a couple of ways to look at it, kind of pre-capital and post-capital. But we’ve running a breakeven that’s been in the $340 million range. And what we’ve done with the headcount reductions and other cost reductions — because it’s not simply a headcount focused — is attempted to take that breakeven down by about $40 million through cost initiatives and so that takes time, obviously, there’s severance costs related to the headcount and the costs don’t come out in a week. It takes a little bit of time to get them out. But we’d like to think that in the second quarter we’re going to be riding around a $70 million breakeven in the capital markets business.

Dan Fannon

Thank you.

Eric Billings

Thanks Dan.

Eric Bertrand — Lehman Brothers

Could you talk a little bit about the deal that’s actually out on the road? I’m a little bit unaware of it. How big it is, what industry it’s in and that sort of stuff?

Eric Billings

Well, Roger, it’s a 144A so we really speak about it publicly, but we can tell you it’s about a $200 million 144A transaction and it’s on the road now and normal process would be completed in a couple of weeks.

Eric Bertrand

So definitely a first quarter event.

Eric Billings

Yes, indeed.

Eric Bertrand

Given that it looks like you’ve done a couple of deals already this quarter in the public market and this one, do you expect the first quarter to be profitable?

Eric Billings

Right now that’s really hard to predict and obviously as you know, we probably wouldn’t predict it anyway. But this environment is very, very difficult. I think what I would say is the nature of the capital market is volatile enough that it’s hard to predict. But we have a number of transactions that we either have launched or are going to launch and with success we will find the quarter to be an adequate and acceptable quarter where as Rick said, where the progress we’re making in the character of the cost structure, et cetera, should position the company such that with the deployment of some of our cash capital in a form that will earn better return should position us such that the second quarter, certainly, we think will be in a very strong position.

Eric Bertrand

Okay.     On that backlog, can you talk a little bit more characteristically about the size, diversity, how do you think it’s going to roll out over the year. Obviously, our first quarter is going to be a little bit lighter again, but it sounds like you’re pretty optimistic about the latter quarters. Is that correct?

Eric Billings

Yes, that’s absolutely correct. And obviously, some part of that is sort of a guessitimate as to what’s likely to happen with capital markets activity general. We’re not particularly bullish to be clear. We do think this break is serious and comprehensive and across the world. And so we also think capital markets activity in the U.S. as a generalization across literally all sectors is the slowest we’ve ever seen. So I certainly would describe the environment as very challenging.

Having said that, I think we are clearly directing our bankers and our capital markets people to be looking for opportunities in the teeth of the difficulties where there is real chaos. For instance, the Ellington Financial transaction we created in the fall last year where as you remember we created a company to invest in the non-prime area buy the assets out of deep, deep distress. This is something we’ve done historically very successfully and facilitation of creating companies, certainly, the agency spread-based business right now is extraordinarily attractive. History would indicate that the agency business is likely to be attractive for quite a long period of time. So there are a lot of things that we’re targeting and that we feel because of our ability to move and to be creative in this regard should facilitate our ability to launch a number of transactions and that’s where we’re targeting. Again, because of the character of our franchise because we’re such a large, book running lead manager. We’re in a somewhat unique position, we believe, in the sense that we generate our own revenue. We’re not dependent on the capital markets so that we can be a co-manager or we can do small types of transactions. We actually are capable, historically, of generating our own revenues in size and bulk. Yet, because we’re only now less than 700 people, when we do a $300 or $500 or $800 million underwriting it has significant economic affect on our business. So again, these are the kinds of things we’re looking for now. We intend to aggressively take advantage of.

And finally, we are looking for companies that can benefit for sort of a global world activity, maybe falling dollar — things like that — in our international and in our diversified sectors and we’ve had great success there. We launched a $300 million transaction at the middle of December of last year or completed one and we’re looking to do more in that area as well. So those are the kinds of things we’re looking to do. We’re cautiously optimistic but it’s going to be bumpy and we’re not going to know certainly until we get toward the end of the quarters in this environment.

Eric Bertrand

Okay.     And lastly, on the excess capital that you want to deploy, it looks like you’ve got $384 million of cash today on the balance sheet. How much of that would you characterize as the excess cash that is available for deployment and can you talk about your current plans there?

Eric Billings

So a couple of things, it’s $383 and then obviously much of the rest of the balance sheet is or can become liquid very, very quickly. So in reality, the company with over $500 million of equity capital the vast majority of that could be liquefied very quickly and obviously with no debt. Right now we’re targeting about $125 million — $100 million actually and approximately as much as $125 million in the near future that we’ll deploy and we certainly think we can, as we described, help earn significantly higher than 3 percent returns where it sits today in cash on a very conservative basis and so help provide increased ability to lower our breakeven, which is the way we look at that deployment.

Eric Bertrand

Thank you.

Eric Billings

Thanks Eric.

Terry Babe of ThinkEquity Partners

In terms of the staff reduction, can you just talk about which functions that was across?

Rick Hendrix

Sure.     It was really across the entire company. In fact, it impacted staff areas, so Finance, HR — all the support functions — and it also impacted production areas. I would say that the in production areas we are continuing to hire as well and we view this environment as a real opportunity to try to selectively upgrade the talent across the firm, and so there was a cost-reduction element and there’s a talent improvement element and because we intend to grow the business as we move through a tough environment and exit as stronger firm on the back side of it, you will see us continue to hire in banking, sales and trading and research.

Eric Billings

Real quick on that Terry, this reduction, which was about a 10 percent reduction in the manpower of the company, this is really more than just reacting to a significantly difficult environment. This is something we intend to implement on an annual basis. We intend at the end of every year to do a comprehensive review and where we have people that are what I’d describe as the bottom 10 percent of performers, we will be looking to upgrade those on an annual basis. So this is really a program and a plan that we are adopting on an ongoing basis. We think it helps keep the company dynamic and it keeps people energized and motivated. But very importantly, these environments for us as we described in our comments in 1990, ‘91, ‘92 and 2001, 2002, 2003 we had extraordinarily strong years and because we run the company with such a strong balance sheet and significant amounts of cash and liquidity with no debt, we have always found that these are very, very good periods for us to bring in very good people.

I would comment that I think this is likely to be the greatest period we’ve ever seen in that regard and we will respond accordingly. So we’re looking for very talented people that can execute their business according to the way we do business and I think we’ll be very successful. So we’re positioned to really take advantage of these things and we hope to be highly disciplined in that execution and to really allow the franchise to be meaningfully enhanced as we come out of this.

Terry Babe

Okay, that sounds helpful. I guess following onto that, as you move throughout the year, if capital market conditions remain soft and revenue generation proves difficult, would you reassess the headcount on an ongoing basis throughout the year? At what point would you consider maybe additional reductions or how are you thinking about that?

Eric Billings

Terry, I will tell you that we run the company with a balance sheet as we do so that we can withstand, in our judgment, anything and that we will not only live to fight another day, we will be a better and a stronger business on the other side of it. If we were to go into some kind of massive, unprecedented economic break that caused us to think we had to alter our plans to grow our company and business, believe us, we would respond accordingly.

Having said that, we absolutely do not foresee anything like that. We think this is a broad slowdown in the world capital market. It is going to be unpleasant for sure but there’s nothing that’s broadly outside of the realm of things we’ve seen before and so for us right now we are still very focused on systematically and with high discipline growing our company, adding talent, nonetheless, doing things to deploy our capital more effectively, reducing costs where it doesn’t hurt our business generation and get our breakeven down, as Rick said, to something in the vicinity of $280 million breakeven level as we continue to add value and grow the business and we think that will prove to be a very successful recipe for the company and hopefully, even in the near-term quarters, but certainly in the back half of the year, in our judgment, and as we get to 2009 and beyond.

Terry Babe

Thanks.     Just one more. Last quarter you indicated roughly $20 million in revenues from one or two deals that slipped into fourth quarter it appears that maybe that didn’t happen. Can you just update us on that transaction and where that stands or what happened?

Rick Hendrix

Sure.     There were two transactions. One was an M&A transaction with slightly less than $3 million revenue attached to it that did actually to occur in the fourth quarter and the company realized the fee. The other was capital markets transaction where we anticipated $17M and had completed the transaction and were awaiting regulatory approvals. That did not occur in the fourth quarter. Subsequently in the first quarter, it has actually closed and received regulatory approvals, but in a restructured form as a result, we recognized $6.7 million of revenue in the first quarter from that transaction. It’s possible there would be some additional revenue going forward, but it is not be $17 million that we anticipated back in the third quarter.

Terry Babe

Okay.     Thanks.

Eric Billings
Thanks very much, Terry. Thank you all for joining us. We appreciate it. We look forward to talking with you next quarter.